SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE GATEWAY TRUST

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of4 transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identifying the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

December 2007

Our records show that as of December 24, 2007 we have not received your proxy vote. We want you to know that your vote matters!

Dear Shareholder:

We recently sent you a package containing a prospectus/proxy statement that provided detailed information regarding an important proposal affecting the Gateway Fund. Please take some time to review the document and vote your shares today. You can access the prospectus/proxy statement online at www.gatewayfund.com. If your vote and this letter have crossed in the mail, we thank you for your response.

Voting early ensures that your instructions are received prior to the meeting date.

Your vote is needed prior to the shareholder meeting, which is scheduled for January 18, 2008 at 2:00 p.m. For the reasons set forth in the proxy materials previously mailed to you, the fund’s board of trustees unanimously recommends that you vote in favor of the proposal.

There are three convenient methods for voting your shares:

•	Vote by phone. Call the toll-free number listed on the enclosed proxy card. Have your proxy card in hand in order to follow the recorded instructions.

•	Vote online. Log onto the web address listed on the enclosed proxy card. Have your proxy card in hand in order to follow the instructions given on the website.

•	Vote by mail. Sign, date and mail the enclosed proxy card in the postage-prepaid return envelope provided.

Thank you for your cooperation in voting this important proposal. If you have any questions, please call Computershare at 866-435-1889. A representative will be happy to provide you with the information you need.

Sincerely,

/s/ Walter G. Sall
Walter G. Sall

Chairman